UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 13, 2005

UNITED DOMINION REALTY TRUST, INC.

(Exact name of Registrant as specified in its charter)

Maryland	1-10524	54-0857512

(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1745 Shea Center Drive, Suite 200, Highlands Ranch, Colorado 80129

(Address of principal executive offices)(Zip Code)

Registrant’s telephone number, including area code:       (720) 283-6120

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     On December 19, 2005, United Dominion Realty Trust, Inc., (the “Company”), entered into an Indenture, dated December 19, 2005, with SunTrust Bank, as the Trustee (the “Indenture”). For a brief description of the material terms of the Indenture, please see Item 2.03 of this Form 8-K, which is incorporated by reference into this Item 1.01. A copy of the Indenture is attached hereto as Exhibit 10.1 and is incorporated herein by reference.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     On December 19, 2005, the Company issued $200 million aggregate principal amount of convertible senior notes due 2035 with a coupon of 4.0%. An additional $50 million aggregate principal amount of convertible senior notes due 2035 may be purchased, at the option of the initial purchaser, within 30 days. Interest on the notes is payable semi-annually in arrears on June 15 and December 15 of each year beginning June 15, 2006. The notes mature on December 15, 2035, unless repurchased, redeemed or converted in accordance with their terms prior to such date.
     The notes are senior unsecured obligations of the Company. The Company intends to use a portion of the net proceeds from this offering to repay outstanding indebtedness under the Company’s $500 million unsecured revolving credit facility and a portion of the net proceeds to repurchase up to $50 million of the Company’s common stock.
     Prior to December 15, 2030, upon the occurrence of specified events, the notes will be convertible at the option of the holder into cash and, in certain circumstances, shares of the Company’s common stock at an initial conversion rate of 35.2988 shares per $1,000 principal amount of notes (which equates to an initial conversion price of approximately $28.33 per share). On or after December 15, 2030, the notes will be convertible at any time prior to the second business day prior to maturity at the option of the holder into cash and, in certain circumstances, shares of the Company’s common stock at the above initial conversion rate. The initial conversion rate is subject to adjustment in certain circumstances.
     Prior to January 15, 2011, the notes will not be redeemable at the option of the Company, except to preserve the status of the Company as a REIT. After January 15, 2011, the Company may redeem all or a portion of the notes at a redemption price equal to the principal amount of the notes to be redeemed plus accrued and unpaid interest (including additional interest), if any.
     On January 15, 2011, December 15, 2015, December 15, 2020, December 15, 2025 and December 15, 2030, as well as following the occurrence of a fundamental change, note holders may require the Company to repurchase all or a portion of the notes at a purchase price equal to the principal amount of the notes to be repurchased plus accrued and unpaid interest (including additional interest), if any.
     Subject to the terms of the Indenture and the notes, upon certain events of default, including, but not limited to, (i) a default in the payment of any principal or interest under the notes, and (ii) a default in the payment of principal of certain other indebtedness of the Company, the trustee or the holders of at least 25% of the outstanding notes may declare the principal amount of the notes and the accrued and unpaid interest (including additional interest, if any) on the outstanding notes to be due and payable immediately. Upon certain events of bankruptcy, insolvency or reorganization affecting the Company or any of its significant subsidiaries, the principal amount of the notes and the accrued and unpaid interest (including additional interest, if any) on the outstanding notes may automatically become due and payable.
     The notes have been sold to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933.
     The Indenture is attached to this Form 8-K as Exhibit 10.1 and is incorporated herein by reference.
Item 3.02. Unregistered Sales of Equity Securities.
     The information provided above under Item 2.03 regarding the issuance of the Company’s 4.0% convertible senior notes due 2035 and the shares of the Company’s common stock issuable upon conversion of the notes at an initial conversion rate of 35.2988 shares per $1,000 principal amount of notes (which equates to an initial conversion price of approximately $28.33 per share), is incorporated into this Item 3.02 by reference.
     The Company’s 4.0% convertible senior notes due 2035 were sold to the initial purchaser (the “Initial Purchaser”), named in the Purchase Agreement dated December 13, 2005 (the “Purchase Agreement”), between the Company and the Initial Purchaser in reliance on Section 4(2) of the Securities Act of 1933 (the “Act”). The Purchase Agreement contemplates the resale of the notes by the Initial Purchaser to qualified institutional buyers in accordance with Rule 144A under the Act. The exemptions under Section 4(2) and Rule 144A of the Act are, in part, based upon the representations of the Initial Purchaser in the Purchase Agreement that, among other things, the Initial Purchaser is a “qualified institutional buyer” as defined by Rule 144A under the Act and that the Initial Purchaser will offer and sell the notes only to persons whom they, or their agents, reasonably believe are qualified institutional buyers. The aggregate offering price for the notes was $195,700,000, or 97.85%, of the aggregate principal amount of the notes. The aggregate underwriting discount for the Notes was $4,300,000, or 2.15% of the aggregate principal amount of the notes. The Initial Purchaser has the option to purchase up to an additional $50 million in principal amount of notes within 30 days of the date of the Purchase Agreement.
Item 9.01. Financial Statements and Exhibits.
(d)	Exhibits.

Exhibit No.	Description

10.1	Indenture dated December 19, 2005, between United Dominion Realty Trust, Inc., and SunTrust Bank, as the Trustee.

Signatures

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNITED DOMINION REALTY TRUST, INC.

Date: December 19, 2005	/s/ Scott A. Shanaberger

Scott A. Shanaberger
Senior Vice President and
Chief Accounting Officer

3

Exhibit Index

Exhibit No.	Description

10.1	Indenture dated December 19, 2005, between United Dominion Realty Trust, Inc., and SunTrust Bank, as the Trustee.